Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Reports 185% Increase in Net Income on 37% Growth in Revenue

•	Revenue Increased Organically 37% to $618 Million

•	Diluted EPS increased 160% to $0.26

•	EBITDA Increased 69% to $58 Million

•	Cash Flow from Operations Increased 45% to $50 Million

•	Raising Guidance for 2011

Coral Gables, FL (May 4, 2011) — MasTec, Inc. (NYSE: MTZ) today announced record first quarter revenue, EBITDA, net income and cash flow from operations.

Revenue for the first quarter ended March 31, 2011 was $618 million, representing a 37% organic, non-acquisition growth increase over the $450 million of revenue reported for the prior year first quarter. EBITDA, or earnings before interest, taxes, depreciation and amortization, was $57.6 million, a 69% increase over the $34 million of EBITDA reported for the prior year first quarter. Additionally, first quarter earnings rose 160% to $0.26 per diluted share, compared with $0.10 per diluted share for the first quarter of 2010, and cash flow from operations was $50 million, a 45% increase over the prior year’s first quarter.

The Company’s cash balance was $198 million at quarter end, compared with $178 million at the end of 2010 and $103 million at the end of the first quarter in 2010. Liquidity, defined as unrestricted cash plus availability under the Company’s bank credit facility, was $269 million at first quarter end 2011.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “We had another excellent quarter in terms of revenue, margins, earnings and cash flow. Our 37% increase in revenue came from a broad range of services with improved margins. Our wireless business more than doubled, as did our legacy electrical transmission business. Additionally, our pipeline and our install-to-the-home business both experienced solid double-digit growth. We remain excited about the opportunities in the key markets we serve, and with our growing backlog, we expect 2011 to be another excellent year for MasTec.”

Mr. Mas continued, “While our stock price has increased significantly over the past 12 months, I do not believe that it accurately reflects the value of our improved business model, the upside of our diversification, or the earnings potential that we will have going forward.”

C. Robert Campbell, MasTec’s Executive Vice President and CFO, noted, “Margins and cash flow improved again in the first quarter. Our first quarter EBITDA margin was 9.3%, up 170 basis points from 7.6% EBITDA margin last year, and our best first quarter margin since 2000. Additionally, cash flow from operations of $50 million was up 45%, which increased our cash balance to $198 million. Our capital structure and our liquidity are in excellent shape and more than adequate to support our high levels of growth.”

Today, the Company is raising guidance and now expects 2011 revenue of approximately $2.75 billion compared to $2.31 billion for 2010, and EBITDA of approximately $285 million compared to $241 million for 2010. MasTec expects 2011 fully diluted earnings per share of approximately $1.23, compared to $1.05 for 2010. Amortization expense of acquisition-related intangible assets is $18 million in the revised guidance, reflecting the impact of the recently-announced acquisitions.

For the second quarter of 2011, the Company expects revenue of approximately $675 million, EBITDA of $68 million and fully diluted earnings per share of $0.28, representing a 36% increase in revenue, a 47% increase in EBITDA and a 56% increase in fully diluted earnings per share, compared to the second quarter of 2010.

Management will hold a conference call to discuss these results on Thursday, May 5, 2011 at 9:00 a.m. Eastern time. The call-in number for the conference call is (719) 325-2146 and the replay number is (719) 457-0820, with a pass code of 9933359. The replay will be available for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:

Condensed Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2011	2010
Revenue	$618,492	$450,231
Costs of revenue, excluding depreciation and amortization	528,553	388,855

Gross profit	89,939	61,376
Depreciation and amortization	15,109	14,175
General and administrative expenses	32,499	27,673
Interest expense, net	7,912	7,376
Other income, net	(165)	(297)

Income before provision for income taxes	$34,584	$12,449
Provision for income taxes	(13,488)	(5,054)

Net income	$21,096	$7,395
Net loss attributable to non-controlling interests	(10)	(16)

Net income attributable to MasTec	$21,106	$7,411

Earnings per share – basic and diluted

Basic net income per share attributable to MasTec	$0.27	$0.10

Basic weighted average common shares outstanding	78,426	75,996

Diluted net income per share attributable to MasTec	$0.26	$0.10

Diluted weighted average common shares outstanding	83,633	84,398

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	March 31, 2011	December 31, 2010
Assets
Total current assets	$706,455	$721,674
Property and equipment, net	206,548	180,786
Goodwill and other intangibles, net	694,665	691,559
Securities available for sale Investments in unconsolidated subsidiaries	14,808 13,067	18,997 12,922
Other assets	30,316	29,890

Total assets	$1,665,859	$1,655,828

Liabilities and Shareholders’ Equity
Current liabilities	$443,072	$486,544
Acquisition-related contingent consideration	32,774	34,695
Other liabilities	27,693	24,789
Deferred tax liabilities, net	76,863	62,487
Long-term debt	390,107	394,151
Total shareholders’ equity	695,350	653,162

Total liabilities and shareholders’ equity	$1,665,859	$1,655,828

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	For the Three Months Ended March 31,
	2011	2010

Net cash provided by operating activities	$50,321	$34,677
Net cash used in investing activities	(31,120)	(13,967)
Net cash provided by (used in) financing activities	1,154	(6,381)

Net increase in cash and cash equivalents	20,355	14,329
Net effect of currency translation on cash	32	83
Cash and cash equivalents - beginning of period	177,604	88,521

Cash and cash equivalents - end of period	$197,991	$102,933

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages)

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2010
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue

GAAP Net income	$21.1	3.4%	$7.4	1.6%
Interest expense, net	7.9	1.3%	7.4	1.6%
Provision for income taxes	13.5	2.2%	5.1	1.1%
Depreciation and amortization	15.1	2.4%	14.2	3.2%

Earnings before interest, taxes, depreciation and amortization (EBITDA) and margin	$57.6	9.3%	$34.0	7.6%

	Guidance for Three Months Ended June 30, 2011		Three Months Ended June 30, 2010
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue

GAAP Net income	$24	3.6%	$14.6	2.9%
Interest expense, net	8	1.2%	7.3	1.5%
Provision for income taxes	16	2.4%	10.2	2.1%
Depreciation and amortization	20	3.0%	14.2	2.9%

Earnings before interest, taxes, depreciation and amortization (EBITDA) and margin	$68	10.1%	$46.2	9.3%

	Years Ended

EBITDA Reconciliation	2011E	2010
GAAP Net Income	$108	$90
Interest expense, net	34	29
Provision for income taxes	69	64
Amortization	18	13
Depreciation	56	45

Earnings before interest, taxes, amortization and depreciation (EBITDA)	$285	$241

Tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading national infrastructure construction company operating mainly throughout the United States across a range of industries. The Company’s activities include the building, installation, maintenance and upgrade of energy, communication and utility infrastructure, including but not limited to: electrical utility transmission and distribution, wind farms, solar farms, other renewable energy, natural gas and petroleum pipeline infrastructure, wireless, wireline, satellite communication, industrial infrastructure and water and sewer systems. MasTec’s customers are in the following industries: utilities (including wind farms, solar farms and other renewable energy, natural gas gathering systems and pipeline infrastructure), communications (including wired and wireless telephony and satellite television) and government (including water, sewer and other utility and communications work on military bases). The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.